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                                   EXHIBIT 11

                      Consent of PricewaterhouseCoopers LLP

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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 13, 2001, relating to the financial statements and financial highlights which appears in the March 31, 2001 Annual Report to Shareholders of the Value Fund, Hickory Fund, Fixed Income Fund and Government Money Market Fund, series of Weitz Series Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Fund Auditor" and "Auditor" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
July 26, 2001